Exhibit 99.1

[IEDC] Electric Vehicle Company Eyes US Production, Job Growth in Mishawaka

MISHAWAKA, Ind. (Dec. 17, 2020) – Electric Last Mile, Inc. (ELMS), an electric vehicle (EV) company focused on commercial and delivery fleet vehicles, announced intentions today to establish operations and launch production at the former AM General commercial plant in Mishawaka. Subject to the completion of ELMS’ recently announced business combination with Forum Merger III Corporation (Nasdaq: FIII), the company plans to create up to 960 new jobs by the end of 2024 to support its expansion plans in Indiana.

“ELMS’ decision to fuel its growth in Indiana is a testament to the state’s business-friendly environment, strong automotive sector and skilled, diverse workforce,” said Governor Eric J. Holcomb. “We’re excited ELMS is choosing to launch production at the former AM General facility in Mishawaka and look forward to supporting their growth as the company delivers advanced electric vehicle solutions and creates hundreds of quality career opportunities for Hoosiers.”

The Auburn Hills, Michigan-based company plans to invest more than $300 million in the 675,500-square-foot former AM General facility at 12900 McKinley Highway in Mishawaka. The facility is expected to support the production and assembly of ELMS’ electric Urban Delivery vehicle, with the capacity to manufacture up to 100,000 vehicles annually. The company plans to launch production by the third quarter of 2021.

To support its Indiana operations, the company plans to add up to 140 positions by the end of 2021 and ramp up hiring over the next few years. ELMS plans to hire for positions in production, engineering and administration. Interested applicants may apply at electriclastmile.com.

“Indiana was a natural choice for us given our product roadmap, the highly-trained and motivated workforce, and the logistics of moving finished goods within the U.S.,” said Jim Taylor, co-founder and CEO of ELMS. “We couldn’t be more pleased to launch our production operations in Indiana.”

ELMS’ commercial electric vehicles will offer efficient last mile solutions for commercial fleet providers. The company’s electric Urban Delivery vehicle is expected to provide 170 cubic feet of cargo space, 150 miles of range capacity, and advanced onboard and wireless data capabilities to optimize fleet planning and tracking. Once launched, the vehicle is expected to be the only Class 1 EV in the U.S.

“This project puts St. Joseph County on the forefront of the electrical transportation movement and continues our long history of being industry leaders in manufacturing,” said Andrew Kostielney, president of the St. Joseph County Board of Commissioners.

The Indiana Economic Development Corporation (IEDC) offered ELMS up to $10 million in conditional tax credits and up to $200,000 in conditional training grants based on the company’s job creation plans. The IEDC also offered up to $2.8 million in conditional tax credits from the Hoosier Business Investment (HBI) tax credit program based on the company’s planned capital investment in Indiana. These tax credits are performance-based, meaning the company is eligible to claim incentives once Hoosiers are hired. St. Joseph County will consider additional incentives at the request of the St. Joseph County Division of Economic Development.

Indiana is a leader in manufacturing, with 8,500 manufacturing facilities and the highest concentration of manufacturing jobs in the nation. With more than 500 automotive suppliers and five original equipment manufacturer (OEM) companies, Indiana supports the second largest automotive sector by GDP in the U.S., producing more than 1.3 million cars and light trucks annually.

About IEDC
The Indiana Economic Development Corporation (IEDC) leads the state of Indiana’s economic development efforts, helping businesses launch, grow and locate in the state. Governed by a 15-member board chaired by Governor Eric J. Holcomb, the IEDC manages many initiatives, including performance-based tax credits, workforce training grants, innovation and entrepreneurship resources, public infrastructure assistance, and talent attraction and retention efforts. For more information about the IEDC, visit www.iedc.in.gov.

Media Contacts:
ELMS Communications – media@electriclastmile.com
Erin Sweitzer (IEDC) – 317.296.2556 or esweitzer@iedc.in.gov